UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 26, 2007
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
14700 Martin Drive
Eden Prairie, Minnesota 55344
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On April 26, 2007, we entered into a lease agreement with the Utah State Retirement Investment Fund (the “Landlord”) for office/warehouse space located at 5929 Baker Road, Suite 475, Minnetonka, Minnesota (the “Lease Agreement”). Effective July 9, 2007, we will lease 19,089 square feet of office space under a 67-month lease that extends through January 31, 2013.
     The monthly base rent obligation for the first lease year will be $13,680. This obligation adjusts annually, with monthly base rent payments for the second lease year increasing to $14,094. We will also be responsible for paying our pro-rata share of the operating expenses of the facility, such as expenses incurred for management, operation, maintenance and repair of portions of the facility, taxes, and insurance on the property. Provided we are not in default, we will not be required to pay (1) gross rent for the first four months of the lease term and (2) base monthly rent for an additional three months of the lease term. The Lease Agreement defines default as the occurrence of certain events, including but not limited to, (a) our vacating or abandonment of the premises, (b) our failure to make a payment of rent and (c) our failure to perform any of the covenants and conditions of the Lease Agreement.
     The Landlord has agreed to pay up to $276,790 towards certain leasehold improvements to the property. We have the right to receive an additional allowance of up to $75,000 towards the cost of such leasehold improvements, which additional allowance will be amortized into the monthly base rent at an interest rate of 8.5% per year over the primary term of the lease. During the term of the lease, we have the right of first offer with respect to certain additional space within the building. We have two options to extend the term of the lease, each for a period of three years, following the initial term of the lease. We also have an option to terminate the lease, effective the last day of the 48th month of the term of the lease, provided we (1) provide the Landlord with written notice of such termination on or before the end of the 39th month of the term of the lease and (2) remit payment of the termination fee of $177,893, which fee may be increased to $201,719 if we have exercised our right to receive an additional allowance for leasehold improvements.
     The Lease Agreement, which appears as Exhibit 10.1 hereto, is incorporated by reference into this Item 1.01.
     We are currently attempting to sub-lease our existing office space located at 14700 Martin Drive, Eden Prairie, Minnesota.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     In connection with our entry into the above-referenced Lease Agreement we provided a letter of credit to the Landlord in the amount of $492,000, with such amount, assuming satisfaction of our obligations under the lease, reducing to $328,000 on January 1, 2009 and reducing further to $164,000 on January 1, 2010. The letter of credit is collateralized by $400,000 of our cash held by the issuing bank, which collateral is reduced over time as the letter of credit is reduced. The Landlord may draw on the letter of credit if we default under the Lease Agreement, provided that the Landlord certifies to the issuing bank (a) the specific nature of the default and (b) that it has provided us notice of such default and the opportunity to cure. So long as we are not in default under the Lease Agreement, the letter of credit will be released on the earlier of (a) January 1, 2011, or (b) after the 31st month of the lease term if our EBITDA is $4.0 million or higher on a 10% profit margin. Such letter of credit, which appears as part of Exhibit 10.1 hereto, is incorporated by reference into this Item 2.03.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) See “Exhibit Index”.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2007	Wireless Ronin Technologies, Inc.
	By:	/s/ John A. Witham
John A. Witham
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Lease Agreement by and between the Company and Utah State Retirement Investment Fund dated April 26, 2007 (including exhibits).